UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
October 24, 2018

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	001-31567	99-0212597
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

ITEM 8.01. OTHER EVENTS

On October 24, 2018, Central Pacific Financial Corp. (the "Company"), submitted a notice to the trustee and security holder to redeem, in whole and at par, $20 million of floating rate trust preferred securities issued by CPB Statutory Trust III, a Delaware statutory trust ("Trust III"). The trust preferred securities are being redeemed, along with $0.6 million in common securities issued by Trust III and held by the Company, as a result of the concurrent redemption of 100% of the Company's outstanding floating rate junior subordinated debentures due in December 2033 and held by Trust III, which underlie the trust preferred securities. The redemption is pursuant to the optional prepayment provisions of the indenture and is scheduled to occur on December 17, 2018.

The redemption price for the floating rate junior subordinated debentures will be equal to 100% of the principal amount plus accrued interest, if any, up to, but not including, the redemption date. The proceeds from the redemption of the floating rate junior subordinated debentures will be simultaneously applied to redeem all of the outstanding floating rate trust preferred securities at a price of 100% of the aggregate liquidation amount of the securities plus accumulated but unpaid distributions up to but not including the redemption date.

The Company has received all necessary regulatory approvals for the redemption. The redemption will be funded with excess cash currently available to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: October 24, 2018	/s/ David S. Morimoto
David S. Morimoto
Executive Vice President and Chief Financial Officer